DBS Industries, Inc. Signs $90 Million Prime Contract with Alcatel Space Industries for "Little LEO" Satellite System Mill Valley, October 11, 1999 -- DBS Industries, Inc. (OTC BB: DBSS) and Alcatel Space Industries announced today they have signed a US$90 million contract for Alcatel Space to serve as prime contractor for DBSI's six-satellite, low-earth-orbit (LEO) data communications system. Upon coming into effect of the contract, Alcatel Space will participate in the project by making an investment of US$5 million in DBSI Industries, Inc. Under the end-to-end system contract, Alcatel Space is responsible for all elements of the system, including satellites, space segment control system, the ground communications network, the communication center, and the user terminal development. The contract calls for the initial launch of three DBSI satellites in August, 2001, with another launch of three satellites the following December. Alcatel Space will provide overall project management and be responsible for the system up to the launch of the satellites. Ground-based data terminals, which will transmit information incorporating Code Division Multiple Access (CDMA) modulation technology, will also be designed under the Alcatel Space contract.

The DBSI/Alcatel Space Partnership

"This partnership with Alcatel Space, one of the world's foremost space systems manufacturers, will enable DBSI to deliver on its promise to shareholders and potential customers of a low-cost, sharply focused data communications system that meets a critical business need," said Fred W. Thompson, DBSI's chief executive officer. Thompson praised Alcatel Space for the diligence with which the Company negotiated the contract. "We both knew we were planning something that has never been done before, and Alcatel Space approached the challenge with imagination and perseverance," Thompson said. "I am confident that we have a partnership that will result in a world-class system that will make history in satellite-based data communications." Alcatel Space Chief Operating Officer Benoit Tellier stated that, "The concept is a robust one, and these past months have enabled Alcatel Space and DBSI to align system specifications and performances with the requirements of the different market segments targeted by DBSI. To succeed, the project needed a systems prime contractor, and Alcatel Space is pleased to contribute its substantial expertise in that role."



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Low-Cost Business Communications

The DBSI system, called E-SAT, will provide communications to and from metering and related devices located in remote locations around the world. Data will be broadcast from tiny transmitters to the E-SAT satellites and downloaded to Earth stations, which will relay information in a customized format to businesses. Potential applications include remote utility meters, propane tanks, vending machines and environmental monitoring devices. Under an FCC license granted to E-SAT April 1998, the system is limited initially to communicating with devices in the U.S., but DBSI plans to secure rights to transmit from foreign countries as well.


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Alcatel Space, space systems prime contractor,  is a subsidiary of Alcatel (51%)
and Thomson-CSF  (49%).  Alcatel Space designs,  develops,  and manufactures all
types  of  satellites:  for  communications,   navigation,   Earth  observation,
environment, sciences and meteorology. Alcatel Space employs 5650 people and had a 1998 turnover of 10.4 billion French francs (1.6 billion Euros). For more
information,    look   for   Alcatel    Space   on   the   Alcatel   web   site:
http://www.alcatel.com .

DBSI is a development stage company dedicated exclusively to providing low-cost data messaging services to businesses around the world. It plans to concentrate on the hard-to-access sector of the Automated Meter Reading (AMR) market, which has been estimated to include more than 130 million units worldwide. Additional information about the company can be found on its web site: http://www.dbsindustries.com


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This press release  contains  forward  looking-statements.  These  statement are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in a forward looking statement. Factors that might cause such a difference include, but are not limited to, the availability of project financing for the LEO satellite system on terms and conditions favorable to DBSI and other factors set forth in the company's documents filed with the Securities and Exchange Commission.